Exhibit 3.2

AMENDMENT TO THE RESTATED BYLAWS
OF
ZIONS FIRST NATIONAL BANK
Adopted April, 2005

        The Restated Bylaws of Zions First National Bank, originally adopted on September 15, 1994, as amended on April 10, 1996 (the “Bylaws”), are hereby amended as follows:

    1.        Section 1.1 of the Bylaws, entitled Annual Meeting, is hereby amended by deleting the first sentence of the Section and inserting the following in lieu thereof:

Section 1.1. Annual Meeting. The regular annual meeting of the shareholders of Zions First National Bank, a national banking association (the “Association”) for the election of directors and the transaction of whatever other business may properly come before the meeting, shall be held each year on a date and at a time designated by the Board of Directors at the Head Office of the Association, One South Main Street, Salt Lake City, Utah, or such other place as the Board of Directors may designate. In the absence of such designation, the annual meeting of shareholders shall be held during the month of April, on such day and at such time as shall be fixed by the Board of Directors.

The remainder of Section 1.1 shall remain unchanged.

    2.        Article I of the Bylaws is hereby amended by inserting the following new Section 1.7:

Section 1.7. Action Without a Meeting. Unless otherwise provided in the Articles of Incorporation, and subject to the provisions of Section 16-10a-704 of the Utah Revised Business Corporation Act (the “Act”), any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having no less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Unless the written consents of all shareholders entitled to vote have been obtained, notice of any shareholder approval without a meeting shall be given at least ten days before the consummation of the action authorized by the approval. Such notice shall meet the requirements of, and be delivered to all shareholders identified in, Section 16-10a-704(2) of the Act.

Any shareholder giving a written consent, or the shareholder’s proxyholder, personal representative or transferee, may revoke a consent by a signed writing describing the action and stating that the shareholder’s prior consent is revoked, if the writing is received by the Association prior to the effectiveness of the action, as provided in Section 16-10a-704(3) of the Act.

An action taken by written consent of the shareholders as provided herein is not effective unless all written consents on which the Association relies for the taking of the action are received by the Association within a sixty-day period. An action so taken is effective as of the date the last written consent necessary to effect the action is received by the Association, unless all of the written consents necessary to effect the action specify a later date as the effective date of the action, in which case the later date shall be the effective date of the action.

Unless otherwise provided in these Bylaws, the written consents may be received by the Association by electronically transmitted facsimile or other form of communication providing the Association with a complete copy thereof, including a copy of the signature thereto.

Notwithstanding the other provisions of this bylaw, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

If not otherwise determined as permitted by the Act and these Bylaws, the record date for determining shareholders entitled to take action without a meeting or entitled to be given notice of any action so taken is the date the first shareholder delivers to the Association a writing upon which the action is taken.

An action taken by written consent of the shareholders as provided herein has the same effect as an action taken at a meeting of shareholders, and may be so described in any document.

3. Section 2.7 of the Bylaws, entitled Regular Meetings, is hereby amended by deleting the existing Section 2.7 and inserting the following in lieu thereof:

Section 2.7. Regular Meetings. Regular meetings of the Board of Directors may be held without notice of the date, time, place or purposes of the meetings, if the times of such meetings are fixed by resolution of the Board of Directors. In the absence of such resolutions, the Board of Directors shall meet quarterly on such day and at such time as shall be fixed by the Board of Directors.

    4.        Article II of the Bylaws is hereby amended by inserting the following new Sections 2.10 and 2.11:

Section 2.10. Place of Meetings; Meetings by Telephone. The Board of Directors may hold regular or special meetings in or out of the State of Utah. Unless the Articles of Incorporation or Bylaws provide otherwise, the Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may hear each other during the meeting.

Section 2.11. Action Without a Meeting. Unless the Articles of Incorporation or these Bylaws provide otherwise, any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if all the directors consent in writing to the action as permitted by Section 16-10a-821 of the Act. Action is considered to have been taken by such written consents when the last director signs a writing describing the action taken, unless prior to that time any director has revoked a consent by a writing signed by the director and received by an authorized officer of the Association. An action so taken is effective at the time it is taken, unless the Board of Directors establishes a different effective date. An action taken by written consent of the directors as described in this Section has the same effect as action taken at a meeting of directors and may be described as such in any document.

    5.        The Bylaws are hereby amended by adding the following paragraph to the end of existing ARTICLE II, COMMITTEES OF THE BOARD:

        The Board hereby creates an Executive Committee which shall consist of not fewer than three (3) members of the Board. The Executive Committee, when the Board is not in session, shall have and may exercise all of the authority of the Board of Directors except to the extent, if any, that such authority shall be limited by the resolution appointing the Executive Committee, and except also that the Executive Committee shall not have the authority of the Board of Directors adopting a plan of merger or consolidation, recommending to the shareholders the sale, lease or other disposition of all or substantially all of the property and assets of the Association otherwise than in the usual and regular course of its business, or amending the Bylaws of the Association. Regular meetings of the Executive Committee may be held without notice at such times and places as called by the Chairman of the Board, the President or a majority of the Executive Committee. Special meetings of the Executive Committee may be called by the Chairman of the Board, the President or a majority of the Executive Committee, and notice of special meetings may be written or oral, and if mailed, shall be deemed to be delivered when deposited in the United States mail addressed to the member of the Executive Committee at his or her business address. Any member of the Executive Committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the Executive Committee need not state the business proposed to be transacted at the meeting. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the Executive Committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Any action required or permitted to be taken by the Executive Committee at a meeting may be taken without a meeting if a majority of the members consent in writing to the action. Action is considered to have been taken by such written consents when the last director signs a writing describing the action taken, unless prior to that time any member of the Executive Committee has revoked a consent by a writing signed by the member and received by an authorized officer of the Association. An action so taken is effective at the time it is taken, unless the Executive Committee establishes a different effective date. An action taken by written consent of the Executive Committee as described in this section has the same effect as action taken at a meeting of Executive Committee and may be described as such in any document. If a vacancy occurs on the Executive

Committee, the vacancy may be filled by a resolution adopted by a majority of the full Board of Directors. The Board of Directors may remove one or more members of the Executive Committee at a meeting called for that purpose. The removal may be with or without cause. Any member of the Executive Committee may resign at any time by giving a written notice of resignation to the Chairman of the Board. A member’s resignation is effective when the notice is received by the Chairman of the Board, or on such later date as may be specified in the notice of resignation. The Executive Committee shall elect a presiding officer from its members and may fix its own rules of procedure that shall not be inconsistent with these Bylaws. It shall keep regular minutes of its proceedings and report the same to the Board for its information at the next meeting of the Board.

    6.        The Bylaws are hereby amended by deleting Section 8.2, entitled Execution of Instruments, and inserting the following in lieu thereof:

Section 8.2. Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chairman, or the President, or any Vice President (however designated), or any officer who holds a position that is senior to a Vice President (however designated), or the Secretary or the Assistant Secretary, or the Cashier, or if in connection with the exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer. Any such instrument may also be executed, acknowledged, verified, delivered or accepted in behalf of the Association in such other manner and by such other officers as the Board may from time to time direct. The provisions of this Section 8.2 are supplementary to any other provisions of these Bylaws.

This Amendment to the Bylaws was adopted at a duly called and held meeting of the Board of Directors of the Association held on the 13th day of April 2005.

ZIONS FIRST NATIONAL BANK
By: /s/ Kay B. Hall Its Secretary